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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                             THIRTY-NINE
                                             WEEKS ENDED                      FISCAL YEAR ENDED
                                         -------------------   -----------------------------------------------
                                         FEB. 23,   FEB. 24,   MAY 26,   MAY 27,   MAY 28,   MAY 30,   MAY 31,
                                           2003       2002      2002      2001      2000      1999      1998
                                         --------   --------   -------   -------   -------   -------   -------
Ratio of Earnings to Fixed Charges.....    3.24       3.09      2.50      5.29      6.25      6.67      5.63

     For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus pretax earnings or losses of joint ventures plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.